Exhibit 10.2

SUMMARY REPORT

on the

CHU CHUA PROJECT

Kamloops Mining District

British Columbia

North Latitude: 51o 23’       West Longitude: 120o 03’

NTS Mapsheet:  092P/08E

*Prepared for*

Rapa Mining Inc.

Suite 212 1802 North Carson Street

Carson City, Nevada, 89701

*Prepared by*

Jim Chapman, P. Geo.

Coast Mountain Geological Ltd.

P.O. Box 11604

Suite 620 - 650 West Georgia Street

Vancouver, B.C.      V6B 4N9

January 9, 2004

Tamri Geological Ltd.  1455 Upland Trail, Bowen Island, BC Canada

Tel: 604-812-6580; Fax 604-681-9855

SUMMARY

Rockcutter Capital Inc. is the owner of two mineral claims totaling 16 units, effectively covering 340 hectares (840 acres) acres of land to the east of, and adjacent to, claims owned by Inmet Mining which cover what is known as the Chu Chua deposit.  First discovered in 1977, the mafic-hosted volcanogenic massive sulphide deposit has been explored extensively by several companies until 1991.  Various resource estimates for open pit mining were made according to calculation standards of the era, ranging from 1.15 million tons grading 2.98% copper, 0.3% zinc, 0.3 oz/ton silver and 0.016 oz/ton gold to 5 million tons grading 1.5% copper with minor zinc, silver and gold values

The claims owned by Rockcutter include areas previously explored as part of the work over time on the Chu Chua deposit proper.  This work consists primarily of grid controlled geochemical sampling and geophysical surveys whose outer limits reached into the current claims but whose focus was the main deposit.

The various exploration programs and government mapping projects appear to present a number of interpretations of the stratigraphic and age relationships of the host rocks, which allows for the possibility of previous work having overlooked or under explored certain areas.  Together with more recent research into quantitative analysis of alteration at the deposit, a review of the claims held by Rockcutter is justified.

A Phase I program, budgeted at USD $15,000, is proposed to compile all available data and provide for a short field program to become familiar with the overall geological picture.  Phase II, contingent on recommendations resulting from Phase I and budgeted at USD $85,000, would consist of detailed follow-up geological mapping and prospecting of the claim area, with grid controlled geochemical and geophysical surveys as required to cover areas of specific interest.

TABLE OF CONTENTS

page

SUMMARY

1.0

INTRODUCTION

1.1

Location and Access

1.2

Physiography and Climate

1.3

Claim Information

2.0

HISTORY AND PREVIOUS WORK

3.0

REGIONAL GEOLOGY

4.0

MINERALIZATION

5.0

CONCLUSIONS AND RECOMMENDATIONS

6.0

REFERENCES

LIST OF TABLES

TABLE 1

Claim Information

LIST OF FIGURES

     Following Page

Figure 1

Location Map

Figure 2

Claim Map

Figure 3

Regional Geology

LIST OF APPENDICES

APPENDIX I

Statement of Qualifications

APPENDIX II

Authors Consent

1.0

INTRODUCTION

Coast Mountain Geological Ltd. has been retained by Rapa Mining Inc. to prepare this report on the Chu Chua Project, which they are acquiring from Rockcutter Capital Inc.  The report is based on the author’s general knowledge of the area and the references cited.  The author has not visited the property.

1.1

Location and Access

The subject property lies 24 km (15 miles) north the small town of Barriere, in south central British Columbia (Figure 1).  Located within the Kamloops Mining District, the property’s geographical coordinates are: North Latitude: 51o 23’, West Longitude: 120o 03’ (NTS Mapsheet 092P/08E).  The area is approximately 300 kilometres (165 miles) northwest of Vancouver.

Access can be gained by paved road north from Barriere to a network of logging roads.  The general area has seen extensive clear-cut logging in the past, however the author is not familiar with the current status of logging activity and associated roads.  At the time of writing, access into the claim area is possible only by snowmobile.

1.2

Physiography and Climate

Topographic relief within the claim area ranges from about 1200 m (4000 feet) to 2,200 m (7,200 feet).  Fieldwork is therefore generally limited to the period from late May to mid October due to significant accumulations of snow.

Lower elevations support mature stands of spruce, balsam and pine however these become stunted and sparser above 1800 m (5900 feet), typical of sub alpine and alpine environments.

1.3

Claim Information

Rockcutter Capital Inc. holds title to two modified grid claims totaling 16 units, effectively covering approximately 340 hectares (840 acres), (Figure 2).  Claim information summarized in Table 1 is as stated in government claim records and is current as of the date of this report.

On January 5, 2003, Rockcutter Capital Inc. and Rapa Mining Inc. entered into an Option Agreement whereby Rapa Mining Inc. may acquire a 100% interest in the two claims by making payments of cash and common stock, and completing exploration expenditures as follows.

Payment of $10,000 by Rapa to Rockcutter on the Effective Date and issuing to Rockcutter as fully paid and non-assessable, 200,000 Shares of Rapa Mining Inc. on the Effective Date.  Rapa is obligated to incur exploration expenditures on the Claims of a minimum of $15,000 on or before October 31, 2004; and further expenditures of $85,000 on or before October 31, 2005.  The cash payments and Share Issuances have been completed.

The claims lie immediately adjacent to one of three claims held by Inmet Mining to cover the Chu Chua massive sulphide copper deposit.  The deposit lies in the northeast corner of the CC 1 claim.  The outline of claim holdings in Figure 2 is shown for general information purposes only and does not constitute a legal representation of actual claim holdings.

TABLE 1:  CLAIM INFORMATION

Tenure Number	Claim Name	Expiry Date	Units

400498	CHU CHUA 1	20004/02/20	8
400499	CHU CHUA 3	20004/02/20	8

Note:  These claims were originally staked and recorded as 16 unit claims, but were subsequently reduced to 8 unit claims on December 19, 2003.

2.0

HISTORY AND PREVIOUS WORK

The area currently under option to Rapa Mining was formerly covered by various claims over the years.  These were part of a large block that was staked following the original discovery in 1977, by Craigmont Mines Limited, of what is now known as the Chu Chua copper deposit, which is currently held by Inmet Mining.

During the course of a regional geochemical survey a large gossan anomalous in copper was discovered.  Prospecting determined that it had been transported downslope, and led to the discovery upslope of a smaller gossan anomalous in copper and associated with a northerly striking massive magnetite body.  These showings were covered by the CC 1-3 claims that adjoin the Rockcutter ground.

Drilling programs carried out in 1978 and 1979 outlined reserves of 2 million tones grading 2% copper, 0.4% zinc, 0.1% cobalt, 8 grams/tonne silver and 0.4 grams/tonne gold (Paper 1987-2).  In addition Craigmont Mines had estimated a near surface resource of 186,000 tonnes of talc and 476,000 tonnes of magnetite.

From 1978 until 1991 numerous exploration programs were conducted, including grid controlled soil geochemical surveys, electromagnetic and magnetic geophysical surveys, airborne geophysical surveys and numerous drill programs. Although the main focus of this work was the deposit itself and the immediate area, some of the surveys and possibly a few drill holes took place within the confines of the ground now covered by the Rockcutter claims.

3.0

REGIONAL GEOLOGY (from MINFILE)

The main rocks in the region are of the Palaeozoic Eagle Bay Assemblage and Fennell Formation (Figure 3).  The former comprises Early Cambrian to Mississippian metasedimentary and metavolcanic rocks that are locally intruded by Devonian orthogneiss, while the Fennell Formation comprises Devonian to Permian oceanic rocks.  The Fennell Formation rocks are likely tectonically emplaced over the Eagle Bay Assemblage.  These rocks were deformed and metamorphosed to lower greenschist facies throughout most of the area, but locally increase to amphibolite facies.  All of the above rocks are cut by mid-Cretaceous granitic rocks of the Raft and Baldy batholiths, and by Early Tertiary quartz feldspar porphyry, basalt and lamprophyre dikes.  They are locally overlain by Eocene sedimentary and volcanic rocks of the Kamloops Group and by Miocene plateau lavas.

The Paleozoic rocks occur in four structural slices separated by southwesterly directed thrust faults.  The upper three slices contain only Eagle Bay rocks whereas the lowest comprises Eagle Bay rocks structurally overlain by Fennell Formation.

A thick pile of massive to pillowed basalts with local pods and layers of cherty tuff and greywacke comprise the lower part of the Fennell Formation in the Chu Chua area.  Stratigraphically upward these give way to massive basalt, then through a transitional zone of basalt, chert, phyllite, quartz feldspar porphyry and intraformational chert and conglomerate into overlying phyllites and turbiditic sandstones.  The upper division of the Fennell consists almost entirely of pillowed and massive basalt, together with minor amounts of bedded chert and gabbro.  The two divisions are thought to be the same age, at least in part, and separated by a thrust fault.

Rocks of the Fennell Formation are generally not highly foliated.  The schistosity, where developed, generally forms northeast plunging isoclinal folds which have been folded about two generations of later folding with east and northwest trends.  This deformation is predominantly Jura-Cretaceous to early Tertiary in age.

4.0

MINERALIZATION (from MINFILE)

There are currently no known massive sulphide deposits within the claim area held by Rockcutter.  The following description provides a point of reference from which evaluation of Rockcutter’s claims would occur.

The Chu Chua deposit lies a short distance east of Chu Chua Mountain and is said to occur within upper Fennell Formation basalts.  The deposit consists of two major and several minor stratiform massive sulphide lenses associated with pyritic cherty rock and lenses of magnetite and magnetite-talc.  The two large massive sulphide pods are termed the North and Main lenses, along with a smaller pod known as the South lens.  The Main and North lenses are within 100 metres of surface.  Locally, a massive fine-grained talc underlies one of the main sulphide lenses.  The mineralized zone strikes north, dips vertically to steeply west, and is enclosed within pillowed and massive basalts.  In general, the deposits plunge steeply to the south and are thickest at surface (up to 50 metres in the Main lens) narrowing with depth.

The basalts on the eastern side of the mineralized zone are hydrothermally altered to assemblages of talc, carbonate and chlorite, and are locally bleached, silicified and weakly mineralized.  This alteration extends 5 to 25m from the mineralization.  To the west of the deposit the basalts are essentially unaltered.  The alteration pattern suggests that the deposit is proximal and west facing, which is consistent with top indicators (usually pillows) throughout the Fennell belt of rocks.

The massive sulphide lenses consist predominantly of pyrite with several per cent chalcopyrite and minor amounts of sphalerite.  Chalcopyrite and sphalerite occur within and interstitial to pyrite grains in the massive sulphide sections.  The associated magnetite lenses typically contain discrete bodies of pyrite-chalcopyrite but, except near the contacts with massive sulphide bodies, copper grades are usually low.  The massive sulphides are also cut by quartz-talc veins, and in one drillhole, by molybdenite stringers.

The pyritic cherty rocks which are closely associated with the massive sulphides are generally massive and often brecciated, but locally finely laminated.  These may be chemical precipitates of volcanic exhalative origin.  They appear to persist downdip and along strike from the massive sulpides and may in part be distal equivalents of the proximal sulphides.

The most recent drilling (1991) indicates that mineralization in the Main lens is concentrated in two zones known as the Footwall zone and the Hanging Wall zone.  The Footwall zone is continuous and well developed along the footwall contact of the lens, but is highly variable in thickness.  This zone has an average width of approximately 7.2 metres and contains the highest-grade mineralization in the deposit.  The Hanging Wall zone is thinner, less continuous and lower grade, and averages 4.5 metres in width.  The near-surface parts of the deposit are open to the north and south.

The stratigraphic and age relationships of the Eagle Bay and Fennel units in the area of the claims appear to be problematic in that a number of authors have proposed different interpretations.  This being the case, the possibility exists that areas previously discounted because of geological interpretation could prove to be prospective

5.0

CONCLUSIONS AND RECOMMENDATIONS

Rapa Mining Inc. has acquired an option from Rockcutter Capital Inc. on two mineral claims in close proximity to the Chu Chua massive sulphide copper deposit.  The deposit has been the focus of extensive exploration from 1977 to 1991, with areas peripheral to it, including Rockcutter’s claim area, receiving attention to varying degrees.  Throughout the course of this exploration various interpretations of the stratigraphic and age relationships of the host rocks have been presented, however no further work in this regard has taken place in recent years

The most recent work at Chu Chua appears to be research in support of a doctoral thesis on quantitative characterization of alteration related to volcanogenic massive sulphide mineralization.  While the study was necessarily focused on the deposit as data was derived from drill core, the conclusions drawn could be useful in evaluating previously under explored areas.  Together with unresolved questions regarding geological interpretation, a review of the Rockcutter claims is justified.

An initial phase of work is recommended that would include a thorough review of all available data from the exploration that took place on the Chu Chua deposit itself and on areas around it, some of which will have included the current Chu Chua 1 and 3 claims held by Rockcutter.  This review should also include the numerous provincial and federal government publications that attempted to define the geological framework of the deposit area.  The more recent alteration study may also provide information that may lead to the discovery of previously unrecognized indicators.  The data from regional geochemical stream sediment surveys conducted by the provincial government should also be incorporated.

Once this information has been assembled, a short field program conducted by a geologist and assistant should be completed to become familiar with the overall geological picture and to facilitate the planning of future work, should it be warranted.  A budget of USD $15,000 is proposed for this Phase I.

Phase II, contingent on recommendations resulting from Phase I, would consist of detailed follow-up geological mapping and prospecting of the claim area, with grid controlled geochemical and geophysical surveys as required to cover areas of specific interest.  A budget of USD$85,000 is estimated for this work.

6.0

REFERENCES

Gray, M.J. (December 1987) Diamond Drilling Report Chu Chua Option for Minova Inc. (Assessment Report #16812)

Heberlein, D. (November, 1990): Drilling Program, CC 1-3, CC 10-11, CH-1, for Minnova Inc. (Assessment report # 20670)

Killeen, P.G., Mwenifumbo, C.J., Elliott, B.E. Borehole Geophysical Logs and Physical Property Tables for Massive Sulphide Deposits in the Cordillera of BC. Open File 2610 Geological Survey of Canada

Lear, S. (January 1989) Geophysical Report, Chu Chua Project, for Minova Inc. (Assessment Report #18275)

MINFILE

British Columbia Ministry of Energy and Mines

Paulen, R.C., Bobrowsky, P.T., Little, E.C. (1997) Surficial Deposits in the Louis Creek and Chu Chua Creek Area. BC Geological Survey Branch, Geological Fieldwork 1997, Paper 1998-1

Schiarizza, P. Preto, V.A. (December 1987) Geology of the Adams Plateau-Clearwater-Vavenby Area. MEMPR, Mineral Resources Division, Geological Survey Branch Paper 1987-2

Stoynov, Hristo (2003): A Lithogeochemical Study of Hydrothermal Alteration Associated with Mafic Hosted and Besshi Type Massive Sulphide Deposits, Ph.D. Thesis, University of British Columbia

Vollo, N.B. (September 1982) Geophysical, Geochemical and Diamond Drilling Report, CC-4 to CC-8 Claims for Craigmont Mines. (Assessment Report #10957)

Wells, G.S. (November, 1991): Diamond Drilling and Geophysical Report, Chu Chua Property, for Minnova Inc. (Assessment Report # 22039)

Wild, C.J. (October 1989) Geological, Geochemical and Geophysical Report on the Chu Chua Project for Minova Inc. (Assessment Report #19540)

White, Glen E., Candy, Cliff (October 20, 1984): Geophysical Report on a Vector Pulse Electromagnetic Survey on the CC-5, 6, 7 Claims, for Vestor Explorations Ltd. (Assessment Report #12884)

APPENDIX I

CERTIFICATE OF AUTHOR

CERTIFICATE OF QUALIFICATION

I, Jim Chapman, P.Geo, of 1455 Upland Trail, Bowen Island, in the Province of British Columbia, am a Professional Geoscientist.

I am:

President of Tamri Geological Ltd., a private consulting practice providing exploration services to the mining community

 - a member of the Association of Professional Engineers and Geoscientists of BritishColumbia.

 - a graduate from the University of British Columbia with a Bachelor of Science degree in geology in 1976, and I have practiced my profession continuously since graduation.

As a result of my experience and qualification I am a Qualified Person as defined in National Policy 43-101.

This experience has included all aspects of the industry from project generation through implementation and report preparation for owners, clients and regulatory authorities.  These programs have included: mineral exploration for gold, silver, copper, molybdenum, base metals, diamonds, phosphate, graphite and uranium in Canada, the United States, Mexico, Honduras, Guyana, Venezuela, and Guinea Bissau.  Since 1982 I have operated as an independent consulting geologist on projects ranging from reconnaissance to deposit definition drilling programs.

As Exploration Manager for Champion Resources Inc. I implemented a Prefeasibility study of the Farim Phosphate Deposit in Guinea Bissau, West Africa along with a country wide diamond reconnaissance sampling program during the period 1997 to 2001.  From 1995 to 1997 I directed volcanogenic massive sulphide exploration in Mexico, copper porphyry and gold skarn exploration in Honduras and gold exploration programs in Guyana.

From 1982 to 1995 I worked with a number of publicly listed junior resource companies and geological consulting groups providing project management.  The clients were involved in the Northwest Territories diamond play, the Voisey’s Bay nickel play, the Hemlo gold play, Eskay Creek and various other areas in Canada, the USA and overseas.

As President of Tamri Geological Ltd. since 1995, I am responsible for international and domestic project development, examination, evaluation and reporting of a variety of mineral deposit types and commodities, supervision and management of exploration projects as well as client representation and government liaison.

I am the author of the report titled “Summary Report on the Chu Chua Project, Kamloops Mining Division, British Columbia” for Rapa Mining Inc., dated January 9, 2004.  The sources of all information are quoted in the report. The information provided by the various parties is to the best of my knowledge and experience correct.

As stated in the “Report” I have not conducted a site visit of the subject property.

I am not aware of any material fact or material change with respect to the subject matter of this technical report which is not reflected in this report, the omission to disclose which would make this report misleading.

I have no direct or indirect interest in Rapa Mining Inc. or Rockcutter Capital Inc. or of the subject property described in this report.

Dated at Vancouver, British Columbia, this 9th day of January 2004.

/s/    Jim Chapman

____________________

APPENDIX II

Securities & Exchange Commission,

Washington, D.C.

AUTHOR’S CONSENT

I, JIM CHAPMAN, of Suite 620 – 650 West Georgia, Vancouver, British Columbia, do hereby consent to the use in the registration statement of Rapa Mining Inc. on Form SB-2 of my Geological Report On The Chua Chua Project dated January 9, 2004, appearing in the prospectus, which is part of the registration statement. I also consent to the reference to me under the heading “Experts” in such prospectus.

/s/    Jim Chapman

____________________________________

Jim Chapman, P. Geo.

620 – 650 West Georgia

Vancouver, British Columbia

January 9, 2004